EXHIBIT 99.1

                                           Vialog Contact: Mimi Englander
                                                           Asst. VP/Marketing
                                                           (978) 975-3700
                                                           menglander@vialog.com
FOR IMMEDIATE RELEASE


                   Vialog Corporation Names Michael E. Savage
                Senior Vice President and Chief Financial Officer

     -- Former AOL Digital City Executive Brings to the Company Significant
                 Internet and High Tech Financial Leadership --

Andover, Mass., August 23, 1999 -- Vialog Corporation (Nasdaq:VLOG), a leading provider of audio, video and Internet conferencing services, announced today the appointment of Michael E. Savage to the position of senior vice president and chief financial officer. Mr. Savage joins Vialog from Digital City, Inc., a subsidiary of America Online, Inc.

"Mike has a tremendous background providing financial leadership to high growth start-ups and publicly-traded companies," said Kim A. Mayyasi, Vialog's president and chief executive officer. "Mike's established Wall Street expertise will be instrumental to developing and executing a financial strategy that maximizes shareholder value. His Internet savvy will be critical to delivering on our vision for WebConferencing.com - our group communications portal web site."

"I am very excited about joining Vialog," said Savage. "As a leader in the teleconferencing and group communications market, Vialog is well positioned to continue to grow, especially as it integrates WebConferencing.com later this year.

"I look forward to working with the financial community and positioning Vialog to capitalize on what we believe will be rapid growth and demand for teleconferencing and web-based services."

                                   -- more --

Vialog Corporation Names Michael E. Savage Senior VP and CFO - page two

Savage has successfully managed two IPOs and accomplished major debt restructuring for a variety of companies. In 1997, Savage joined Digital City, the Internet's largest local city resource and community guide, to build the infrastructure for finance, accounting, investor relations and systems. Prior to joining Digital City, Savage served as vice president and chief financial officer at World Corp., the $350M holding company for World Airways, Inc. and InteliData Technologies Corp. From 1991 to 1994, Savage held the position of chief financial officer of Tower Air, Inc., a start-up airline. At both World Corp. and Tower Air, Savage was responsible for development and management of those companies' IPOs. Before joining Tower Air, he was a Principal at Ernst & Young, where he was employed from 1983 to 1991.

Savage completed the Harvard Business School Senior Management Program and is a 1980 magna cum laude graduate of Long Island University's C.W. Post Center School of Professional Accountancy.

John Dion will continue in his role as vice president of finance and treasurer for Vialog. "John has done a tremendous job over the past three years and I look forward to him working with Mike to invigorate our financial and investor relations initiatives," stated Mayyasi. "They'll make a dynamic team."

About Vialog Corporation
Headquartered in Andover, Massachusetts, Vialog is a leading provider of conferencing services, including audioconferencing; videoconferencing; Internet conferencing; and messaging services, such as Interactive Voice Response (IVR), MessageCast(sm) voicemail broadcast, broadcast fax and fax on-demand. Vialog helps organizations communicate more professionally, efficiently and effectively by delivering superior customer service and an extensive range of enhanced and customized conferencing solutions. Vialog's common stock (symbol:VLOG) is quoted on Nasdaq's National Market System. For more information, visit www.vialog.com.

                                      # # #

Statements in this press release that are not based on historical facts may be considered forward-looking statements that involve risks and uncertainties, included but not limited to, the Company's ability to successfully implement a strategy of continued growth. Factors that could cause or contribute to such differences include, without limitation, changes in the market, new products and announcements from other companies, changes in technology, and the impact of competitive products and pricing. Additional information on the factors that could affect the Company's financial results is included in the Company's 1998 Form 10-K and other Company reports which are filed with the Securities and Exchange Commission.